Exhibit 4.5

DESCRIPTION OF SECURITIES

As of August 13, 2024, Formation Minerals, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (the “Common Stock”).

The following summarizes the material terms of Company’s securities as set forth in the amended and restated articles of incorporation, as amended (the “Amended and Restated Articles of Incorporation”) and our amended and restated bylaws, as amended (the “Amended and Restated Bylaws”), which govern the rights of holders of the Company’s securities. Copies of the forms of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws can be accessed through hyperlinks to those documents in the list of exhibits in our Annual Report on Form 10-K for the fiscal year ending April 30, 2024. The Company’s board of directors (the “Board of Directors”) has designated and authorized the issuance of the Company’s Class A convertible preferred stock, par value $0.01 (the “Class A Preferred Stock”) and the Company’s Class B convertible preferred stock, par value $0.01 (the “Class B Preferred Stock”), the terms of which are set forth in Certificates of Designations. Copies of the forms of the Certificates of Designations for the Class A Preferred Stock and Class B Preferred Stock can be accessed through hyperlinks to those documents in the list of exhibits in our Annual Report on Form 10-K for the fiscal year ending April 30, 2024. While we believe that the following description covers the material terms of the Company’s securities, it may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Certificates of Designations, terms of the Company’s common stock purchase warrants (the “Company Warrants”) and the other documents we refer to for a more complete understanding of the Company’s securities.

General

The Amended and Restated Articles of Incorporation provides that we may issue up to 2,000,000,000 shares of capital stock, consisting of up to 1,850,000,000 shares of Common Stock and up to 150,000,000 shares of preferred stock, par value $0.001 per share. The Amended and Restated Articles of Incorporation allow the Board of Directors at any time, and from time to time, without stockholder approval, to amend the Amended and Restated Articles of Incorporation to increase or decrease the aggregate number of shares or shares of any class capital stock that the Company has authority to issue. In addition, the Board of Directors is authorized to issue additional shares of Common Stock or preferred stock and to classify or reclassify unissued preferred stock and thereafter to issue the classified or reclassified shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although the Company has no present intention of doing so, the Company could issue a class or series of shares of stock that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of shares of Common Stock or might otherwise be in their best interests. The powers (including voting powers), designations, preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors are authorized, subject to limitations prescribed by applicable law and without further Company stockholder approval, to increase the number of authorized shares of capital stock.

The Board of Directors has designated and authorized the issuance of up to 2,000 shares of the Class A Preferred Stock and 10,000 shares of the Class B Preferred Stock.

Common Stock

The holders of Common Stock are entitled to one vote per share. In addition, the holders of Common Stock are entitled to receive pro rata dividends, if any, declared by the Board of Directors out of legally available funds; however, the current policy of the Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Preferred Stock

Class A Preferred Stock

Voting Rights. Each share of Class A Preferred Stock is entitled to 100,000 votes per share and have the right to vote on all matters submitted to a vote of stockholders of the Company, and vote together with the Common Stock, as a single class.

Dividends. When and as any dividend or distribution is declared or paid by the Company to holders of Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Class A Preferred Stock holders are entitled to participate with the holders of Common Stock in such dividend or distribution. At the time such dividend or distribution is payable to holders of Common Stock, the Company will pay to each holder of Class A Preferred Stock such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock the shares of Class A Preferred Stock held by such holder are convertible into.

Liquidation. In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Class A Preferred Stock entitled, by reasons of their ownership of Class A Preferred Stock, to receive the preferential amount, prior and in preference to any distribution of any of the assets of the Company to the holders of Class A Preferred Stock and Common Stock, shall be paid such preferential amount prior to any distribution of assets of the Company to the holders of such Class A Preferred Stock and Common Stock.

Conversion Rights. Subject to adjustments, each share of Class A Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one share of fully paid and non-assessable share of Common Stock.

Class B Preferred Stock

Voting Rights. The shares of Class B Preferred Stock are entitled to vote together with the Common Stock on an as-converted basis and have the right to vote on all matters submitted to a vote of stockholders of the Company.

Dividends. Each share of Class B Preferred Stock is entitled to receive and the Company must pay, cumulative dividends of ten percent (10%) per annum, payable quarterly, beginning on the date of the first issuance of any share of Class B Preferred Stock regardless of the number of transfer of any particular shares of Class B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Class B Preferred Stock, and ending on the date that such share of Class B Preferred Stock has been converted or redeemed.

Liquidation. In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Class B Preferred Stock entitled, by reasons of their ownership of Class B Preferred Stock, to receive out of the assets, whether capital or surplus of the Company, an amount equal to the stated value as stated in the certificate of designation, plus any accrued and unpaid dividends any other fees or liquidated damages due, for each share of Class B Preferred Stock owned before any distribution or payment is made to the holders of Common Stock.

Conversion Rights. The shares of Class B Preferred Stock are convertible by dividing $1,200 by the conversion price, and such conversion price is the amount equal to the lower of $0.75 and 100% of the lowest volume-weighted average price of the shares of Common Stock during the fifteen (15) trading days immediately preceding, but not including, the date that such holder elects to convert in accordance with the terms of the certificate of designations for the Class B Preferred Stock.

Company Warrants

The Company has the Company Warrants to purchase shares of Common Stock. The Company Warrants are subject to a beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Company Warrant.

Voting Rights. The Company Warrants do not entitle the holder to any voting rights, dividends or other rights as a stockholder prior to exercise.

Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in the Company Warrant, the Company Warrant and all rights (including, without limitation, any registration rights) are transferable, in whole or in part.

Expiration Date. The Company Warrants expire on January 27, 2027.

Beneficial Ownership Limitation. The beneficial ownership limitation is 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Company Warrant. The holder of the Company Warrant, upon notice to the Company, may increase or decrease the beneficial ownership limitation provision in the Company Warrant, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Company Warrant held by the holder of the Company Warrant and the provisions of the Company Warrant shall continue to apply.

Stock Dividends, Splits and Reclassifications. If the Company, at any time while the Company Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of the Company Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of the Company Warrant shall be proportionately adjusted such that the aggregate exercise price of the Company Warrant shall remain unchanged.

Subsequent Equity Offerings. If the Company or any subsidiary thereof, as applicable, at any time while the Company Warrant is outstanding shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock equivalents, at an effective price per share less than the exercise price then in effect, the number of shares issuable upon the exercise of the Company Warrant will be adjusted in accordance with the terms in set forth in the Company Warrant.

Subsequent Rights Offerings. If at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of shares of Common Stock, the number of shares issuable upon the exercise of the Company Warrant will be adjusted in accordance with the terms set forth in the Company Warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the Company Warrants, and generally including mergers and consolidations, the Company Warrant holder shall have the right to receive, for each share of Common Stock the Company Warrant was exercisable into immediately prior to the occurrence of the Fundamental Transaction, at the option of the holder of the Company Warrant, a number of shares of Common Stock receivable as a result of the Fundamental Transaction.

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